Exhibit 99
Classic Aviation Products
PRESS RELEASE FOR IMMEDIATE RELEASE	October 29, 2003
Butler National Corporation Announces New Order For Up To $2 Million From Alliant Techsystems, Inc.
Company to Engineer Upgrades for Bushmaster® Chain-Gun® Integrated Electronic Control

[Olathe, Kansas, October 29, 2003]. Butler National Corporation (OTC Bulletin Board "BUKS"), announces its Defense Contracting & Electronics segment in Tempe, AZ, was awarded a contract for up to $2 million from Alliant Techsystems, Inc., Mesa, AZ. (NYSE: ATK).

The contract requires engineering upgrades for the Bushmaster® Chain-Gun® Integrated Electronic Control Products. ATK, formerly the Ordnance Division of The Boeing Company, Mesa, (NYSE: BA) developed the Chain-Gun family of electronically controlled 7.62 mm to 40 mm cannons used on the Apache Helicopters and other US and Allied countries weapon systems.

Electronically driven systems enhance weapons operations by offering selectable rate of fire; cartridge feed selection, and safety management. Butler produces similar gun control products for the Apache and Longbow Helicopters built by The Boeing Company of Mesa, AZ.

Mr. Clark Stewart, President and Chief Executive Officer of Butler National Corporation said, "We are pleased to be awarded the contract from ATK. Our people in Arizona worked hard to earn this contract. This is a logical continuation of Butler's evolving expertise in the control of electronic projectile firing weapons. As the Army's Future Combat Systems (FCS) manned and unmanned programs are implemented, Butler anticipates that more electronically controlled weapons will replace older mechanical designs. We expect the initial value of the contract to be between one and two million dollars with delivery starting in fiscal 2004."

Butler's Defense Contracting & Electronics segment supplies defense and commercial aviation products to Boeing and other defense-oriented companies. Examples are Gun Control Units for the Apache Helicopter and Hangfire Override Modules for all Boeing derived Chain-Gun cannons, and various ordnance related firing controls, cabling and test equipment.

Our Business:
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dessault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:
The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT: William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062	Ph: 913-780-9595 Fax: 913-780-5088

For more information, please visit the Company web site: www.butlernational.com -End-